AGENCY AGREEMENT

March 15, 2010

Energizer Resources Inc.
141 Adelaide Street West
Suite 520
Toronto, Ontario M5H 3L5

Attention: Julie Lee Harrs, President and Chief Operating Officer

Dear Sirs:

The undersigned, Clarus Securities Inc. and Byron Securities Limited (together, the "**Agents**"), understand that Energizer Resources Inc. (the "**Company**") proposes to issue and sell 14,500,000 units of the Company (the "**Units**") at a price of US$0.30 (the "**Subscription Price**") per Unit for aggregate gross proceeds of US$4,350,000 (the "**Offering**"). Each Unit shall consist of one share of common stock, US$0.001 par value per share, in the capital of the Company (a "**Unit Share**") and one transferable common stock purchase warrant (a "**Warrant**"). Each Warrant shall entitle the holder thereof to acquire one additional share of common stock, US$0.001 par value per share, in the capital of the Company (a "**Warrant Share**") at a price of US$0.50 at any time prior to 5:00 p.m. (Toronto time) on the Expiry Date (as hereinafter defined).

The Agents further understand that each Unit Share will be issued together with: (i) one right (a "**Listing Right**"), with each Listing Right convertible into one-tenth of one Common Share (as hereinafter defined) (each whole share, a "**Listing Rights Share**"), only in certain circumstances as set out in Section 2(a)(xvi) herein; and (ii) one right (a "**Filing Right**"), with each Filing Right convertible into one-tenth of one Common Share (each whole share, a "**Filing Rights Share**"), only in certain circumstances as set out in Section 2(a)(xviii) herein, in each case at no additional consideration.

Unless the context otherwise requires, all references to "**Unit Shares**", shall include the Listing Rights and the Filing Rights attached thereto and the Listing Rights Shares and the Filing Rights Shares. The Units, Unit Shares and Warrants are collectively referred to herein as the "**Offered Securities**".

Upon and subject to the terms and conditions set forth herein, the Agents hereby agree to act, and upon acceptance hereof, the Company hereby appoints the Agents, as the exclusive agents of the Company, to offer for sale by way of private placement on a "best efforts" basis, without underwriter liability, the Units to be issued and sold pursuant to the Offering and the Agents agree to arrange for purchasers of the Units in the Selling Jurisdictions (as hereinafter defined).

In consideration of the services to be rendered by the Agents in connection with the Offering, the Company shall pay to the Agents at the Closing Time (as hereinafter defined) the Commission (as hereinafter defined) and deliver the Class A Broker Warrant and Class B Broker Warrant (both as hereinafter defined, and collectively the "**Broker Warrants**") in such amounts and with

such terms as set out in Section 12 hereof. The obligation of the Company to pay the Commission and issue the Broker Warrants shall arise at the Closing Time and the Commission shall be fully earned by the Agents upon the completion of the Offering.

The Company and the Agents further understand that the Company intends to complete a contemporaneous non-brokered private placement offering of 7,166,667 Units (the "**Concurrent Offering**") at the Subscription Price, to be issued and sold by the Company to those purchasers in the Selling Jurisdictions who are "accredited investors" as such term is defined in NI 45-106, for aggregate gross proceeds of US$2,150,000.10.

DEFINITIONS

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

"**affiliate**", "**associate**", "**distribution**", "**material change**", "**material fact**" and "**misrepresentation**" have the respective meanings ascribed thereto in the *Securities Act* (Ontario) in effect on the date hereof;

"**Aggregate Subscription Price**" means the aggregate subscription proceeds from the sale and issue of the Units;

"**Agreement**" means this agreement, being the agreement resulting from the acceptance by the Company of the offer made by the Agents hereby, including all schedules attached hereto;

"**Broker Warrant Certificates**" means the certificates evidencing the Broker Warrants and containing the terms thereof;

"**Broker Warrants**" has the meaning ascribed to such term on the face page hereof;

"**Broker Warrant Shares**" means collectively, the Class A Broker Warrant Shares and the Class B Broker Warrant Shares;

"**Business Day**" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Toronto, Ontario are not open for business;

"**Clarus**" means Clarus Securities Inc.;

"**Class A Broker Warrant**" has the meaning ascribed to such term in Section 12 hereof;

"**Class B Broker Warrant**" has the meaning ascribed to such term in Section 12 hereof;

"**Class A Broker Warrant Shares**" has the meaning ascribed to such term in Section 12 hereof;

"**Class B Broker Warrant Shares**" has the meaning ascribed to such term in Section 12 hereof;

"**Closing**" means the completion of the purchase and sale of the Units as contemplated by this Agreement and the Subscription Agreements;

"Closing Date" means the day on which the Closing shall occur, being March 15, 2010 or such other date as the Agents and the Company may determine;

"Closing Time" means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Agents may determine;

"Common Shares" means the shares of common stock, US$0.001 par value per share, in the capital of the Company;

"Commission" has the meaning ascribed to such term in Section 12 hereof;

"CRA" means the Canada Revenue Agency;

"Debt Instrument" means any note, loan, bond, debenture, indenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or other liability to which the Company is a party or otherwise bound and which is material to the Company;

"Distribution Compliance Period" means the six-month period that begins on the later of: (a) the date the Units are first offered to persons other than distributors in reliance on Regulation S; and (b) the Closing Date; provided that all offers and sales by a distributor of an unsold allotment or subscription shall be deemed to be made during the Distribution Compliance Period;

"Directed Selling Efforts" means "directed selling efforts" as that term is defined in Regulation S;

"Early Expiry Date" means 30 days following the receipt by the holders of Warrants of the Early Expiry Notice;

"Early Expiry Event" means the occurrence, at any time following the date that is nine (9) months from the Closing Date, and provided the Effective Date has occurred and the Registration Statement remains in effect, of the trading of the Common Shares on the OTCBB or the TSXV (or such other stock exchange or quotation system on which the Common Shares may be listed and where a majority of the trading volume occurs) at a closing price greater than US$0.75 per Common Share (calculated in Canadian dollars using the noon rate "$US/$CDN" published on the Bank of Canada website on each date during the relevant period) for a period of 21 consecutive trading days;

"Early Expiry Notice" means a written notice which may be sent by the Company advising the holders of the Warrants of an Early Expiry Event, such notice to be sent within five (5) Business Days following such Early Expiry Event;

"Effective Date" means the date on which the SEC has declared the Registration Statement effective under the U.S. Securities Act;

"Environmental Laws" has the meaning ascribed to such term in Section 4.1.3(e);

"Environmental Permits" has the meaning ascribed to such term in Section 4.1.3(f);

"**Expiry Date**" means the date which is the earlier of: (a) the Early Expiry Date; and (b) 36 months following the later of: (i) the Closing Date; and (ii) the Listing Date;

"**Filing Deadline**" means the date that is twenty-one (21) months following the Closing Date;

"**Filing Right**" means the right, attaching to and issued with the Unit Shares, convertible for one-tenth (10%) of one Filing Rights Share in the event the Effective Date has not occurred prior to or on the Initial Filing Deadline, and convertible for an additional one-tenth (10%) of one Filing Rights Share for every six (6) month period thereafter, in which the Effective Date fails to occur, until the Filing Deadline;

"**Filing Rights Conversion**" means the conversion of the Filing Rights on the Filing Rights Conversion Date;

"**Filing Rights Conversion Date**" means the earlier of: (i) the Effective Date; (ii) the Filing Deadline; and (iii) the date on which the holder elects to convert the Filing Rights into the then accumulated number of Filing Rights Shares, provided for greater certainty, that in the event the Effective Date occurs prior to or on the Initial Filing Deadline, no Filing Rights Shares shall be issuable pursuant to the Filing Rights;

"**Filing Rights Shares**" shall have the meaning ascribed to such term on the face page of this Agreement;

"**Financial Statements**" has the meaning ascribed to such term in Section 4.1.1(v);

"**including**" means including without limitation;

"**Initial Filing Deadline**" means the date that is nine (9) months following the Closing Date;

"**Initial Listing Deadline**" means the date that is three (3) months following the Closing Date;

"**Leased Premises**" means the premises which are material to the Company and which the Company occupies as a tenant;

"**Listing Date**" means the date on which Common Shares are listed and commence trading on the TSXV;

"**Listing Deadline**" means that date that is 27 months following the Closing Date;

"**Listing Right**" means the right, attaching to and issued with the Unit Shares, convertible for one-tenth (10%) of one Listing Rights Share in the event the Listing Date has not occurred prior to or on the Initial Listing Deadline, and convertible for an additional one-tenth (10%) of one Listing Rights Share for every six (6) month period thereafter, in which the Listing Date does not occur, until the Listing Deadline;

"**Listing Rights Conversion**" means the conversion of the Listing Rights on the Listing Rights Conversion Date;

"**Listing Rights Conversion Date**" means the earlier of: (i) the Listing Date; (ii) the Listing Deadline; and (iii) the date on which the holder elects to convert the Listing Rights into the then accumulated number of Listing Rights Shares, provided, for greater certainty, that in the event the Listing Date occurs prior to or on the Initial Listing Deadline, no Listing Rights Shares shall be issuable pursuant to the Listing Rights;

"**Listing Rights Shares**" shall have the meaning ascribed to such term on the face page of this Agreement;

"**Material Agreement**" means any material contract, commitment, agreement, instrument, lease or other document (including option agreements), including licence agreements and agreements relating to intellectual property, to which the Company is a party or otherwise bound and which is material to the Company;

"**Material Subsidiaries**" means Uranium Star Minerals SARL, THB Venture Ltd, and Uranium Star (Mauritius) Ltd.;

"**NI 45-106**" means National Instrument 45-106 – *Prospectus and Registration Exemptions*;

"**Offered Securities**" shall have the meaning ascribed to such term on the face page of this Agreement:

"**Offering**" shall have the meaning ascribed to such term on the face page of this Agreement;

"**OTCBB**" means the OTC Bulletin Board;

"**Person**" includes any individual (whether acting as an executor, trustee administrator, legal representative or otherwise), corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, unincorporated organization or association, and pronouns have a similar extended meaning;

"**Personnel**" shall have the meaning ascribed to such term in subsection 10(a) hereof;

"**Public Disclosure Documents**" means, collectively, all of the documents which have been filed by or on behalf of the Company prior to the Closing Time with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents filed on SEDAR at www.sedar.com and on EDGAR at www.sec.gov;

"**Purchasers**" means the persons who, as purchasers or beneficial purchasers, acquire the Units by duly completing, executing and delivering the applicable Subscription Agreements and any other required documentation;

"**Registration Statement**" means the registration statement of the Company on Form S-1 or Form S-3, or a successor form, and as such Registration Statement may be amended from time to time under the U.S. Securities Act, to be filed with the SEC in order to register resales from time to time of the Units Shares (including for greater certainty, the Listing Rights Shares and Filing Rights Shares) and the Warrant Shares;

"**Regulation S**" means Regulation S adopted by the SEC under the U.S. Securities Act;

"**Rule 144**" means Rule 144 under the U.S. Securities Act;

"**SEC**" means the United States Securities and Exchange Commission;

"**Securities Laws**" means all applicable securities laws in each of the Selling Jurisdictions and the United States and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments issued by the Securities Regulators thereunder, and all applicable rules and policies of the OTCBB;

"**Securities Regulators**" means, collectively, the securities commissions or other securities regulatory authorities in the Selling Jurisdictions and the United States or the relevant Selling Jurisdiction as the context so requires, including the SEC;

"**Selling Jurisdictions**" means all provinces of Canada and those other jurisdictions outside of Canada and the United States as mutually agreed to by the Company and the Agents;

"**Subscription Agreements**" means, collectively, the subscription agreements for the Units, in the form agreed upon by the Agents and the Company pursuant to which Purchasers agree to subscribe for and purchase the Units pursuant to the Offering as herein contemplated and shall include, for greater certainty, all schedules thereto; and "**Subscription Agreement**" means any one of them, as the context requires;

"**subsidiary**" and "**subsidiaries**" shall have the meaning ascribed thereto in the *Business Corporations Act* (Ontario);

"**Subscription Price**" has the meaning ascribed to such term on the face page of this Agreement;

"**Taxes**" shall have the meaning ascribed in Section 4.1.1(gg);

"**Transfer Agent**" means Empire Stock Transfer Inc.;

"**TSX**" means the Toronto Stock Exchange;

"**TSXV**" means the TSX Venture Exchange;

"**Unit**" has the meaning ascribed to such term on the face page of this Agreement;

"**Unit Shares**" has the meaning ascribed to such term on the face page of this Agreement;

"**United States**" and "**U.S.**" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

"**U.S. Exchange Act**" means the United States Securities Exchange Act of 1934, as amended;

"**U.S. Person**" means a U.S. person as that term is defined in Regulation S;

"**U.S. Securities Act**" means the United States Securities Act of 1933, as amended;

"**Warrant Certificates**" means the definitive form of certificates representing the Warrants;

"**Warrant Share**" has the meaning ascribed to such term on the face page of this Agreement; and

"**Warrant**" has the meaning ascribed to such term on the face page of this Agreement.

TERMS AND CONDITIONS

1. (a) Sale on Exempt Basis. The Agents shall offer for sale and sell the Units pursuant to the Offering in the Selling Jurisdictions on a private placement basis in compliance with all applicable Securities Laws such that each of the offer and sale of the Units do not obligate the Company to file a prospectus, a registration statement (other than the Registration Statement) or other offering document or deliver or file with any regulatory body, an offering memorandum or other offering document under applicable Securities Laws.

(b) Filings. The Company undertak es to file, or cause to be filed, all forms or undertakings required to be filed by the Company in connection with the issue and sale of the Offered Securities so that the distribution of the Offered Securities may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum (other than the Registration Statement), and the Agents undertake to use their commercially reasonable best efforts to cause Purchasers to complete any forms required by Securities Laws. All fees payable in connection with such filings shall be at the expense of the Company.

(c) No Offering Memorandum. Neither the Company nor the Agents shall (i) provide to prospective purchasers of the Units any document or other material that would constitute an offering memorandum or "future oriented financial information" within the meaning of Securities Laws; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Units, including but not limited to, causing the sale of the Units to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Units whose attendees have been invited by general solicitation or advertising.

2. (a) Covenants. The Company hereby covenants to the Agents and to the Purchasers and their permitted assigns, and acknowledges that each of them is relying on such covenants in connection with the purchase of the Units, that the Company (including its successors and assigns if applicable) will:

(i) duly execute and deliver this Agreement, the Subscription Agreements, the Warrant Certificates and the Broker Warrant Certificates at the Closing Time, and comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Company;

(ii) ensure that the Listing Rights and the Filing Rights will be duly and validly authorized, created and issued at the Closing Time as part of the Offering and shall not be certificated but shall attach to, be transferable with (and only with),

and evidenced by legends (in the forms as set out in the Subscription Agreements) affixed to, the certificates representing the Unit Shares;

(iii) ensure that the Listing Rights and the Filing Rights shall be governed by the terms set out in the Subscription Agreements and in the legends referred to in Section 2(a)(ii) above, and for greater certainty, the Listing Rights Shares and Filing Rights Shares issuable upon the exercise of the Listing Rights and the Filing Rights, respectively, shall be subject to standard anti-dilution adjustments from time to time to maintain the economic equivalency of the Listing Rights and the Filing Rights upon the occurrence of a common share reorganization, rights offering, distribution or any capital reorganization of the Company or transaction that would result in a change to or reclassification of the outstanding Common Shares (such anti-dilution adjustment provisions to be substantially on similar terms to those set out in the certificates representing the Warrants);

(iv) ensure that at all times prior to the expiry of the Listing Rights and the Filing Rights, sufficient Listing Rights Shares and Filing Rights Shares are allotted and reserved for issuance upon the due and proper conversion of the Listing Rights and the Filings Rights, respectively, and upon issuance shall be duly issued as fully paid and non-assessable Common Shares and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(v) ensure that the Unit Shares, upon issuance shall be duly issued as fully paid and non-assessable Common Shares, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(vi) ensure that the Warrants, upon issuance, shall be duly and validly created, authorized and issued and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Warrant Certificates;

(vii) ensure that at all times prior to the Expiry Date, the Warrants, sufficient Warrant Shares are allotted and reserved for issuance upon the due and proper exercise of the Warrants, and the Warrant Shares, upon issuance in accordance with the terms of the Warrant Certificates, shall be issued as fully paid and non-assessable Common Shares;

(viii) ensure that the Broker Warrants, upon issuance, shall be duly and validly created, authorized and issued and shall have attributes which correspond in all material respects to the description thereof set forth in this Agreement and the Broker Warrant Certificates;

(ix) ensure that at all times prior to the expiry of the Broker Warrants, sufficient Broker Warrant Shares are allotted and reserved for issuance upon the due and proper exercise of the Broker Warrants and, the Broker Warrant Shares, upon

issuance in accordance with the terms of the Broker Warrant Certificates, shall be issued as fully paid and non-assessable Common Shares;

(x) use its best efforts to maintain its status as a "reporting issuer" (or the equivalent thereof) not in default of the requirements of the Securities Laws in the Province of Ontario and in the United States until the date that is one year following the Expiry Date, provided that this covenant shall not prevent the Company from completing any transaction which would result in the Company ceasing to be a "reporting issuer" so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada or the holders of the Common Shares have approved or tendered their Common Shares in support of the transaction in accordance with the requirements of applicable corporate laws, Securities Laws and the policies of the TSXV or TSX (if applicable);

(xi) execute and file with the Securities Regulators all forms, notices and certificates required to be filed by the Company pursuant to the Securities Laws in the time required by the applicable Securities Laws, including, for greater certainty, Form 45-106F1 of NI 45-106 and any other forms, notices and certificates set forth in the opinions delivered to the Agents pursuant to the closing conditions set forth in Section 6 hereof, as are required to be filed by the Company;

(xii) not, directly or indirectly, offer or sell, or agree to offer or sell, grant an option or right in respect of, negotiate or enter into an arrangement to offer or sell, or otherwise dispose of (or announce the intention to do any of the foregoing) any Common Shares or any securities convertible into or exchangeable for or exercisable to acquire Common Shares for a period of 180 days from the Closing Date, without the prior consent of the Agents, such consent not to be unreasonably withheld, other than pursuant to: (a) the exercise of currently outstanding options, warrants and other convertible securities; (b) the grant or exercise of options pursuant to the Company's stock option plan; or (c) one or more arm's length acquisitions by the Company or its subsidiaries;

(xiii) use commercially reasonable efforts to cause the officers and directors of the Company to enter into lock-up agreements to be executed on the Closing Date, pursuant to which such individuals agree not to directly or indirectly, offer or sell, or agree to offer or sell, grant an option or right in respect of, negotiate or enter into an arrangement to offer or sell, or otherwise dispose of (or announce any intention to do any of the foregoing) any Common Shares or securities convertible into, exchangeable for, or otherwise exercisable to acquire any securities of the Company, for a period of 120 days following the Closing Date, except in the case of certain exceptions: (i) with the prior written consent of Clarus, which consent shall not be unreasonably withheld or delayed; or (ii) pursuant to a formal takeover bid made in respect of the Company, in accordance with applicable corporate laws and Securities Laws;

(xiv) use its best efforts to cause the Listing Date to occur as soon as practicable following the Closing Date and acknowledges that each Listing Right is convertible into, for no additional consideration, increments of one-tenth (10%) of one Listing Rights Share in the event that the Listing Date has not occurred prior to or on the Listing Deadline, as follows:

Date	**Portion of Listing Rights Shares Issuable**	**Cumulative Percentage**
On the date that is 3 months following the Closing Date	1/10	10%
On the date that is 9 months following the Closing Date	1/10	20%
On the date that is 15 months following the Closing Date	1/10	30%
On the date that is 21 months following the Closing Date	1/10	40%
On the date that is 27 months following the Closing Date	1/10	50%

On the Listing Rights Conversion Date, each Listing Right shall be converted into Listing Rights Shares (subject to standard anti-dilution adjustments in the event of a Common Share reorganization, rights offering, distribution or capital reorganization to maintain the economic equivalency of the Listing Rights), without any further action on the part of the holder thereof (as applicable) and for no additional consideration. In the event the Listing Date has occurred prior to or on the Initial Listing Deadline, no Listing Rights Shares shall be issued and the Listing Rights shall expire and be of no force or effect on the Listing Date. In the event the Listing Date has not occurred prior to or on the Listing Deadline, each outstanding Listing Right shall be converted into one-half of one (0.5) Listing Rights Share;

(xv) use its best efforts, notwithstanding the conversion of the Listing Rights and issuance of the Listing Rights Shares, to cause the Listing Date to occur as soon as possible after the Listing Deadline and ensure that, following the Listing Date, the Unit Shares (including for certainty the Listing Rights Shares and Filing Rights Shares, if applicable), Warrant Shares, and Broker Warrant Shares remain listed for trading on the TSXV or TSX for a period of two years following such date;

(xvi) use commercially reasonable best efforts to prepare and file with the SEC as soon as practicable following the Closing Date, the Registration Statement, in form and substance satisfactory to the Agents and their counsel, acting reasonably (with such legal fees of Agents' counsel incurred in connection with the preparation and review of the Registration Statement to be payable by the Company) and acknowledges that each Filing Right is convertible into, for no additional consideration, increments of one-tenth (10%) of one Filing Rights

Share in the event that the Effective Date has not occurred prior to or on the Filing Deadline, as follows:

Date	Portion of Filing Rights Shares Issuable	Cumulative Percentage
On the date that is 9 months following the Closing Date	1/10	10%
On the date that is 15 months following the Closing Date	1/10	20%
On the date that is 21 months following the Closing Date	1/10	30%

On the Filing Rights Conversion Date, each Filing Right shall be converted into Filing Rights Share (subject to standard anti-dilution adjustments in the event of a Common Share reorganization, rights offering, distribution or capital reorganization to maintain the economic equivalency of the Filing Rights), without any further action on the part of the holder thereof (as applicable) and for no additional consideration. In the event the Effective Date occurs prior to or on the Initial Filing Deadline, no Filing Rights Shares shall be issued and the Filing Rights shall expire and be of no force or effect on the Effective Date and in the event the Effective Date has not occurred prior to or on the Filing Deadline, each outstanding Filing Right shall be converted into 0.3 of one Filing Rights Share;

(xvii) ensure that the Registration Statement shall also cover, to the extent allowable under the U.S. Securities Act and the rules promulgated thereunder, such indeterminate number of additional Common Shares resulting from stock splits, stock dividends or similar transactions with respect to the Unit Shares (including for certainty the Listing Rights Shares and Filing Rights Shares, if applicable) and Warrant Shares;

(xviii) use commercially reasonable best efforts to respond to any comments from the SEC expeditiously in an effort to have the Registration Statement declared effective as soon as practicable after the date it is filed, and use commercially reasonable best efforts to keep the Registration Statement continuously effective until the earlier of: (1) the date on which all of the Unit Shares (including for certainty the Listing Rights Shares and Filing Rights Shares, if applicable) and Warrant Shares have been sold pursuant to the Registration Statement or Rule 144 under the U.S. Securities Act; and (2) the date on which all of the Unit Shares (including for certainty the Listing Rights Shares and Filing Rights Shares, if applicable) and Warrant Shares have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise), provided that the selling stockholders furnish in writing to the Company all information within their possession or knowledge that the Company or its counsel may reasonably require in order to keep the Registration Statement continuously effective;

(xix) ensure that at the respective times the Registration Statement and any post-effective amendments thereto become effective, the Registration Statement and any amendments and supplements thereto will comply in all material respects with the Securities Laws in the United States and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that this representation shall not extend to information and statements included therein upon and in conformity with information furnished to the Company by or on behalf of the Agents or any Purchaser);

(xx) use its best efforts, notwithstanding the conversion of the Filing Rights and issuance of the Filing Rights Shares, to cause the Effective Date to occur as soon as possible after the Filing Deadline;

(xxi) use the net proceeds of the Offering for the advancement of the Green Giant Vanadium Project in Madagascar, comprised of the claims as set forth in Schedule "B" attached hereto, and for general working capital purposes;

(xxii) allow the Agents and their representatives the opportunity to conduct all due diligence which the Agents may reasonably require to be conducted prior to the Closing Date; and

(xxiii) use commercially reasonable best efforts to fulfill or cause to be fulfilled, at or prior to the Closing Date, each of the conditions set out in Section 6.

(b) The Agents hereby covenant and agree to conduct all activities in connection with the Offering in compliance with Securities Laws and all other laws applicable to the Agents and obtain from each Purchaser a completed and executed Subscription Agreement (including all certifications, forms and other documentation contemplated thereby or as may be required by applicable securities regulatory authorities) in a form acceptable to the Company and the Agents.

3. (a) Material Changes During Distribution. During the period from the date hereof to the Closing Date, the Company covenants that it shall promptly notify the Agents (and, if requested by the Agents, confirm such notification in writing) of any material change or change in material fact (in either case, whether actual, anticipated, contemplated or threatened, financial or otherwise) or any event or development involving a prospective material change or change in material fact in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company or the subsidiaries which would constitute a material change to, or a change in a material fact concerning the Company or the subsidiaries, or any other change which is of such a nature.

During the period from the date hereof to the Closing Date, the Company shall promptly, and in any event, within any applicable time limitation, comply with all applicable filings and other requirements under Securities Laws as a result of such change. During such period the Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to this Section 3.

(b) Press Releases. The Company agrees that it shall obtain prior approval of the Agents as to the content and form of any press release relating to the Offering, such approval not to be unreasonably withheld or delayed. The Company also agrees that it shall obtain the prior written approval and consent of the Purchasers to being named in any press release or other public document relating to the Offering or in any continuous disclosure documents of the Company or any other documents or reports that may be required to be filed under Securities Laws with any securities regulatory authority or otherwise, including without limitation the OTCBB, Frankfurt Exchange, or TSXV, such approval and consent, not to be unreasonably withheld or delayed. In addition, any press release announcing or otherwise referring to the Offering shall include an appropriate notation on each page as follows: "Not for distribution to U.S. news wire services, or dissemination in the United States" and shall comply with Rule 135c under the U.S. Securities Act.

4. (a) Representations and Warranties of the Company. The Company represents and warrants to the Agents and to the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing the Units, that:

4.1.1 General Matters

(a) the Company (i) has been duly incorporated and is validly existing in good standing under the laws of the State of Minnesota; (ii) has all requisite corporate power and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to create, issue and sell the Units and to enter into and carry out its obligations under this Agreement, the Subscription Agreements, the certificates representing the Unit Shares, the Warrant Certificates and the Broker Warrant Certificates;

(b) the Company has no subsidiaries other than as listed below and the Company beneficially owns, directly or indirectly, the percentage indicated below of the issued and outstanding shares in the capital of the subsidiaries free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of the subsidiaries or any other security convertible into or exchangeable for any such shares:

Name	Jurisdiction of Incorporation or Continuance	Beneficial Equity/Voting Ownership
Uranium Star (Mauritius) Ltd.	Mauritius	100%
THB Venture Ltd.	Mauritius	100%
Uranium Star Minerals SARL	Madagascar	100%

Name	Jurisdiction of Incorporation or Continuance	Beneficial Equity/Voting Ownership
Uranium Star (Madagascar) SARL	Madagascar	100%

(c) each of the Material Subsidiaries (i) has been duly incorporated in its respective jurisdiction of incorporation and is and will at the Closing Time be up-to-date in all material corporate filings and in good standing under the laws of such jurisdiction, as the case may be, and (ii) has all requisite corporate power and authority to carry on its respective business as now conducted and to own, lease and operate its properties and assets; Uranium Star (Madagascar) SARL is considered to be non-material to the Company and its business operations, and does not have any material assets or liabilities;

(d) no proceedings have been taken, instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation of the Company or the Material Subsidiaries;

(e) the Company and the Material Subsidiaries are, in all material respects, conducting their businesses in compliance with all applicable laws, rules and regulations (including all material applicable federal, provincial, municipal, and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including but not limited to relevant exploration, concessions and permits) of each jurisdiction in which their respective business is carried on and are licensed, registered or qualified in all jurisdictions in which they own, lease or operate their properties or carry on business to enable their respective business to be carried on as now conducted and their property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and they have not received a notice of non-compliance, nor do they have knowledge of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which could have an material adverse effect on the Company or the Material Subsidiaries and will at the Closing Time be valid, subsisting and in good standing;

(f) all necessary corporate action has been taken or will have been taken at or prior to the Closing Time by the Company so as to (i) validly issue the Unit Shares on Closing as fully paid and non-assessable Common Shares; (ii) validly create, authorize and issue the Warrants on Closing; (iii) allot, reserve and authorize the issuance of Warrant Shares, as fully paid and non-assessable Common Shares upon the due exercise of the Warrants in accordance with the terms of the Warrant Certificates; (iv) validly create and authorize for issuance the Broker Warrants on Closing; (v) allot, reserve and authorize the issuance of the Broker Warrant Shares, as fully paid and non-assessable Common Shares upon the due exercise of the Broker Warrants in accordance with the terms of the Broker Warrant Certificates; (vi) validly create, authorize and issue the Listing Rights and Filing Rights on Closing; (vii) allot, reserve and authorize the issuance of the Listing

Rights Shares and Filing Rights Shares, as fully paid and non-assessable Common Shares in the event that any such shares become issuable pursuant to the Listing Rights and Filing Rights, respectively;

(g) each of the execution and delivery of this Agreement, the Subscription Agreements, the Warrant Certificates and the Broker Warrant Certificates and the performance of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and upon the execution and delivery thereof shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors' rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction, that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable and that enforceability is subject to the provisions of the *Limitations Act* (Ontario);

(h) at the Closing Time, all consents, approvals, permits, authorizations or filings as may be required under Securities Laws necessary for the execution and delivery of this Agreement, the Subscription Agreements, the Warrant Certificates and the Broker Warrant Certificates, the creation, issuance and sale (as applicable) of the Unit Shares, the Warrants, the Warrant Shares, the Broker Warrants, the Broker Warrant Shares, the Listing Rights, the Filing Rights, and the Listing Rights Shares and Filing Rights Shares in the event that any such shares become issuable pursuant to the Listing Rights and Filing Rights, respectively, and the consummation of the transactions contemplated hereby and thereby have been made or obtained, as applicable, other than filings required to be submitted within the applicable time frame pursuant to Securities Laws;

(i) neither the Company nor the Material Subsidiaries are in default or breach of, and the execution and delivery of this Agreement, the Subscription Agreements, the Warrant Certificates and Broker Warrants Certificates and the performance by the Company of its obligations hereunder or thereunder, the creation, issue and sale (as applicable) of the Unit Shares, the Warrants, the Warrant Shares, the Broker Warrants, the Broker Warrant Shares, the Listing Rights, the Filing Rights, and the Listing Rights Shares and Filing Rights Shares in the event that any such shares become issuable pursuant to the Listing Rights and Filing Rights, respectively, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of any of the terms of or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Company or the Material Subsidiaries including Securities Laws and the securities laws of any other Selling Jurisdiction; (B) the constating documents, articles or resolutions of the Company which are in effect at the date of hereof; (C) any Debt Instrument or Material Agreement to which the Company or the Material Subsidiaries are a party or by which any of them are bound; or (D) any

judgment, decree or order binding the Company or the Material Subsidiaries or the property or assets of the Company or the Material Subsidiaries;

(j) the Unit Shares to be issued and sold as hereinbefore described have been, or prior to the Closing Time will be, authorized and reserved for issuance and when certificates representing the Unit Shares have been countersigned by the Transfer Agent, issued, delivered and paid for, the Unit Shares will be validly issued and fully paid and non-assessable;

(k) the Warrants and Broker Warrants to be issued as hereinbefore described have been, or prior to the Closing Time will be, validly created and authorized for issuance and when the Warrant Certificates and Broker Warrant Certificates have been executed, issued and delivered by the Company, the Warrants and Broker Warrants will be validly issued;

(l) The Listing Rights and the Filing Rights to be issued as hereinbefore described have been, or prior to the Closing Time will be, validly created and authorized for issuance and when the certificates representing the Unit Shares, with the legends representing the Listing Rights and the Filing Rights affixed thereto have been executed, issued, delivered and paid for, the Listing Rights and the Filing Rights will be validly issued;

(m) the authorized capital of the Company consists of 175,000,000 Common Shares, par value US$0.001 of which, as of the close of business on March 10, 2010, 86,444,357 Common Shares were outstanding as fully paid and non-assessable shares of the Company and as of the close of business on March 12, 2010 (after giving effect to the issuance of Common Shares pursuant to the Offering and Concurrent Offering), 108,511,024 Common Shares were issued and outstanding;

(n) neither the Company nor the Material Subsidiaries are aware of any legislation, or proposed legislation published by a legislative body, which they anticipate will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Company or the Material Subsidiaries, on a consolidated basis;

(o) the currently issued and outstanding Common Shares are quoted on the OTCBB and are listed and posted for trading on the Frankfurt Stock Exchange and no order ceasing or suspending trading in any securities of the Company or prohibiting the sale of the Units or the issuance of the Broker Warrants or the trading of any of the Company's issued securities has been issued and no proceedings for such purpose has been threatened or, to the best knowledge of the Company, are pending;

(p) neither the Company nor the Material Subsidiaries have taken any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on or from the OTCBB or the Frankfurt Stock Exchange and the Company is currently in material compliance with the rules and regulations thereof, as applicable;

(q) for a period of one year after the Expiry Date, the Company shall not, unless approved by a special resolution of the shareholders of the Company, take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the Frankfurt Exchange or on or from any securities exchange, market or trading or quotation facility on which its Common Shares are then listed or quoted and the Company shall use its best efforts to comply with the rules and regulations thereof, provided that this covenant shall not prevent the Company from completing any transaction which would result in the Common Shares ceasing to be a listed on the Frankfurt Exchange so long as the holders of Common Shares receive securities of an entity which is listed on a stock exchange in Canada or the holders of the Common Shares have approved the transaction in accordance with the requirements of applicable corporate and securities laws and the policies of the TSXV or TSX, if applicable;

(r) the Company shall use its best efforts to ensure that the Unit Shares (including the Listing Rights Shares and Filing Rights Shares, if applicable), Warrant Shares and Broker Warrant Shares are listed for trading on the Frankfurt Exchange effective as of the Closing Date and remain listed for trading on the Frankfurt Exchange for a period of one year following the Expiry Date;

(s) the Company has received the conditional approval of the TSXV to list as a Tier 2 mining issuer, subject to receipt by the TSXV of all documentation and information set forth in its conditional approval letter dated December 10, 2009, and the Company is not aware of any reason why the listing requirements would not be met and the TSXV has not provided the Company with any reason to believe that it will not receive the final approval of the TSXV in connection therewith in due course;

(t) except as referred to in Schedule "A" hereto, no person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of the Company;

(u) since June 30, 2009, except as disclosed in the Public Disclosure Documents:

(i) there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of the Company or the Material Subsidiaries on a consolidated basis;

(ii) there has not been any material change in the capital stock or long-term debt of the Company or the Material Subsidiaries on a consolidated basis; and

(iii) the Company and the Material Subsidiaries have carried on their business in the ordinary course;

(v) the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2009 and the unaudited interim financial statements for the six-month period ended December 31, 2009 (the "**Financial Statements**"), present fairly, in all material respects, the financial condition of the Company, on a consolidated basis, for the periods then ended and have been prepared in accordance with United States generally accepted accounting principles;

(w) there are no material actions, proceedings or investigations (whether or not purportedly by or on behalf of the Company or the Material Subsidiaries) threatened against or affecting or to the best knowledge of the Company pending against the Company or the Material Subsidiaries at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign;

(x) the Company is, and will at the Closing Time be, a "reporting issuer", not included in a list of defaulting reporting issuers maintained by the Securities Regulator in the Province of Ontario and in particular, without limiting the foregoing, the Company has at all times complied with its obligations to make timely disclosure of all material changes relating to it and there is no material change relating to the Company or the Material Subsidiaries which has occurred and with respect to which the requisite news release has not been disseminated or material change report has not been filed with the Securities Regulators;

(y) all filings and fees required to be made and paid by the Company pursuant to Securities Laws and general corporate law have been made and paid and the information and statements set forth in the Public Disclosure Documents were accurate in all material respects and did not contain any misrepresentation as of the date of such information or statement, and the Company has not filed any confidential material change report with any Securities Regulators that is still maintained on a confidential basis;

(z) all filings required to be made by the Company in the United States pursuant to the U.S. Exchange Act, have been made and the Company covenants to remain current with all such filings for a period of one year following the Expiry Date;

(aa) the auditors of the Company, are independent registered public accountants as required by the Securities Laws;

(bb) there has not been any "reportable event" (within the meaning of National Instrument 51-102 - *Continuous Disclosure Obligations* of the Canadian Securities Administrators) with the present or any former auditor of the Company;

(cc) there is not, in the constating documents, by-laws or in any Debt Instrument, Material Agreement, or other instrument or document to which the Company or Material Subsidiaries are a party, any restriction upon or impediment to, the declaration of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Shares;

(dd) neither the Company nor the Material Subsidiaries are party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Company or Material Subsidiaries to compete in any line of business, transfer or move any of their assets or operations or which materially or adversely affects the business practices, operations or condition of the Company or the Material Subsidiaries;

(ee) other than the Company and as provided for in Section 5 of this Agreement, there is no person that is or will be entitled to the proceeds of this Offering under the terms of any Debt Instrument, Material Agreement, or other instrument or document (written or unwritten);

(ff) neither the Company nor the Material Subsidiaries are a party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company or the Material Subsidiaries;

(gg) all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "**Taxes**") due and payable by the Company and the Material Subsidiaries have been paid except for where the failure to pay such taxes would not constitute an adverse material fact of the Company and the Material Subsidiaries on a consolidated basis or result in an adverse material change to the Company and the Material Subsidiaries on a consolidated basis. All tax returns, declarations, remittances and filings required to be filed by the Company and the Material Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse material fact of the Company and the Material Subsidiaries on a consolidated basis or result in an adverse material change to the Company and the Material Subsidiaries. To the best of the knowledge of the Company, no examination of any tax return of the Company or the Material Subsidiaries is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company or the Material Subsidiaries, in any case, except where such examinations, issues or disputes would not constitute an adverse material fact of the Company or of the Material Subsidiary or result in an adverse material change to the Company and the Material Subsidiary on a consolidated basis;

(hh) neither the Company nor the Material Subsidiaries, nor to the best of the Company's knowledge, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by the Company or the Material Subsidiaries or such other person under any Debt Instrument or Material Agreement and all such contracts are in

good standing, and no event has occurred which with notice or lapse of time or both would constitute such a default by the Company, the Material Subsidiaries or, to the best of the Company's knowledge, any other party;

(ii) all option agreements, licenses, leases and claims concerning mining interests to which the Company or the Material Subsidiaries is a party or has an interest or is otherwise bound, are in good standing, and other than in respect of royalties payable in connection with the Company's mineral property interests as disclosed in the Public Disclosure Documents, there are no liens or encumbrances registered or outstanding against the interests therein or the properties related thereto and all payment obligations thereunder have been met, and to the best knowledge of the Company after due inquiry, the title to the mineral property interests held by the Company or the Material Subsidiaries are valid, subsisting and enforceable titles held by the titleholders who are party to the respective option agreements;

(jj) the attributes of the Unit Shares (including for certainty, the Listing Rights and Filing Rights) and Warrants will conform in all material respects with the description thereof in the Subscription Agreements and in this Agreement;

(kk) Empire Stock Transfer Inc. at its principal transfer office in the City of Henderson, Nevada has been duly appointed as the registrar and co-transfer agent in the United States and Equity Transfer & Trust Company at its principal office in the City of Toronto, Ontario has been appointed as the co-transfer agent in Canada in respect of the Common Shares;

(ll) other than as disclosed in the Public Disclosure Documents, none of the directors, officers or employees of the Company, any known holder of more than ten per cent of any class of shares of the Company, or any known associate or affiliate of any of the foregoing persons or companies (as such terms are defined in the *Securities Act* (Ontario)), has had any material interest, direct or indirect, in any material transaction within the previous two years or any proposed material transaction with the Company which, as the case may be, materially affected, is material to or will materially affect the Company or the Material Subsidiaries on a consolidated basis;

(mm) there is and has been no failure on the part of the Company or any of the Company's directors or officers, in their capacities as such, to comply with any provision of the *Sarbanes-Oxley Act of 2002* and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications;

(nn) other than the Agents (or any members of their selling group) pursuant to this Agreement, there is no person acting or purporting to act at the request of the Company who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the Offering or transactions contemplated herein;

(oo) neither the Company nor the Material Subsidiaries is a party to any Debt Instrument or has any material loans or other indebtedness outstanding which has

been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at arm's length with them;

(pp) the assets of the Company and the Material Subsidiaries and their respective businesses and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and neither the Company nor the Material Subsidiaries have failed to promptly give any notice or present any material claim thereunder;

(qq) with respect to each of the Leased Premises, the Company and the Material Subsidiaries occupy the Leased Premises and have the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company or the Material Subsidiaries occupy the Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement and the completion of transactions described herein by the Company, will not afford any of the parties to such leases or any other person the right to terminate such lease or result in any additional or more onerous obligations under such leases;

(rr) all information which has been prepared by the Company relating to the Company or the Material Subsidiaries and their respective businesses, property and liabilities and either publicly disclosed or provided to the Agents including all financial, marketing, sales and operational information provided to the Agents and all Public Disclosure Documents was, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading as at the date thereof;

(ss) there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the U.S. Securities Act;

(tt) the Company is not, and as a result of the sale of the Units contemplated hereby will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended;

(uu) neither the Company nor, to the Company's knowledge, any of its affiliates nor any person acting on its or their behalf has made or will make (i) any offer to sell or any solicitation of an offer to buy any Units or Broker Warrants to, or for the account or benefit of, any person within the United States or any U.S. Person, or (ii) any sale of Units or Broker Warrants to any purchaser unless at the time the buy order was or will have been originated, the purchaser was outside the United States and was not a U.S. Person, or the Company, its affiliates or any person acting on its or their behalf reasonably believed that such purchaser was outside the United States and was not a U.S. Person;

(vv) none of the Company, any of its affiliates, or any person acting on its or their behalf has made or will make any Directed Selling Efforts in the United States;

(ww) the Company will not register any transfer of the Units, Unit Shares, Warrants, Warrant Shares, Broker Warrants or Broker Warrant Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act or pursuant to another available exemption from the registration requirements of the U.S. Securities Act;

(xx) neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "**FCPA**"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(yy) the operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "**Money Laundering Laws**") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened; and

(zz) neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("**OFAC**"); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

4.1.2 Due Diligence Matters

(a) prior to the Closing Time, the Company will allow the Agents to conduct all due diligence which they may reasonably require; and

(b) the minute books and records of the Company and the Material Subsidiaries, which the Company has made available to the Agents and their counsel Cassels Brock & Blackwell LLP in connection with their due diligence investigation of the Company for the periods requested to the date of examination thereof are all of the minute books and substantially all of the records of the Company and the Material Subsidiaries for such period and contain copies of all constating documents, including all amendments thereto, and all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

4.1.3 Mining and Environmental Matters

(a) the Company and the Material Subsidiaries are the absolute legal and beneficial owners of and have good and marketable title to, all of the material property or assets thereof as described in the Public Disclosure Documents, and other than in respect of royalties payable on the properties as disclosed in the Public Disclosure Documents, such material properties and assets are free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, and no other property rights (including access rights) are necessary for the conduct of the business of the Company and the Material Subsidiaries as currently conducted or contemplated to be conducted; the Company knows of no claim or basis for any claim that might or could adversely affect the right of the Company or the Material Subsidiary to use, transfer or otherwise exploit such property rights; and, except as disclosed in the Public Disclosure Documents, the Company and the Material Subsidiaries have no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

(b) the Company and the Material Subsidiaries, directly or indirectly, hold either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located in respect of the ore bodies and minerals located in properties in which the Company and the Material Subsidiaries have an interest as described in the Public Disclosure Documents under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company and the Material Subsidiaries to access the property and explore the minerals relating thereto; all such property, leases or claims and all property, leases or claims in which the Company and the Material Subsidiaries have any interests or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting; the Company and the Material Subsidiaries have all surface rights and access rights required to carry out the activities that are currently being conducted by the Company and other necessary rights and interests relating to the properties in which the Company and the Material Subsidiaries have an interest as described in the Public Disclosure Documents granting the Company and the Material Subsidiaries the right and ability to access the property and explore for minerals for development purposes as are appropriate in view of their respective rights and

interests therein, with only such exceptions as do not materially interfere with the access and use by the Company and the Material Subsidiaries of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Company and the Material Subsidiaries;

(c) any and all of the agreements and other documents and instruments pursuant to which the Company and the Material Subsidiaries hold the material properties and assets (including any option agreement or any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, the Company and the Material Subsidiaries are not in default of any of the material provisions of any such agreements, documents or instruments, nor has any such default been alleged. None of the properties (or any option agreement or any interest in, or right to earn an interest in, any property) of the Company and the Material Subsidiaries are subject to any right of first refusal or purchase or acquisition rights;

(d) there are no claims with respect to native rights currently threatened or, to the best knowledge of the Company, pending with respect to any of the material properties of the Company and the Material Subsidiaries;

(e) the Company and the Material Subsidiaries are in material compliance with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign, including laws, ordinances, regulations or orders, relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances (the "**Environmental Laws**");

(f) the Company and the Material Subsidiaries have obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the "**Environmental Permits**") necessary as at the date hereof for the operation of the business carried on by the Company and the Material Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing and the neither the Company nor the Material Subsidiaries is in material default or breach of any Environmental Permit and no proceeding has been threatened, or to the best knowledge of the Company, is pending to revoke or limit any Environmental Permit;

(g) the Company and the Material Subsidiaries have not used, except in material compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any hazardous substance;

(h) neither the Company nor the Material Subsidiaries, nor to the knowledge of the Company, if applicable, any predecessor companies, have received any notice of, or been prosecuted for an offence alleging, non-compliance with any laws, ordinances, regulations and orders, including Environmental Laws, and neither the Company nor the Material Subsidiaries, nor to the knowledge of the Company, if applicable, any predecessor companies have settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Company and the Material Subsidiaries, nor has the Company received notice of any of the same;

(i) there are no (i) unresolved, (ii) threatened, and (iii) to the best of the Company's knowledge, pending claims, complaints, notices or requests for information received by the Company or the Material Subsidiaries with respect to any alleged material violation of any law, statute, order, regulation, ordinance or decree; and to the best knowledge of the Company, no conditions exist at, on or under any property now or previously owned, operated or leased by the Company or the Material Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any law, statute, order, regulation, ordinance or decree that, individually or in the aggregate, has or may reasonably be expected to have any materially adverse effect with respect to the Company and the Material Subsidiaries on a consolidated basis;

(j) except as ordinarily or customarily required by applicable permit, the Company and the Material Subsidiaries have not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any law including any Environmental Laws. The Company and the Material Subsidiaries have not received any request for information in connection with any federal, state, municipal or local inquiries as to disposal sites;

(k) all drilling and other exploration operations on the properties of the Company and the Material Subsidiaries have been conducted in all respects in accordance with good mining and engineering practices and all applicable material workers' compensation and health and safety and workplace laws, regulations and policies have been complied with;

(l) there are no environmental audits, evaluations, assessments, studies or tests relating to the Company and the Material Subsidiaries except for ongoing assessments conducted by or on behalf of the Company and the Material Subsidiaries in the ordinary course;

(m) the Company is in compliance with the provisions of National Instrument 43-101 – *Standards of Disclosure for Mineral Projects*, and has filed all technical reports required thereby; and

(n) the Company's Green Giant Vanadium Project is comprised of the claims as set forth in Schedule "B" attached hereto, all of which are valid and in good standing.

4.1.4 Employment Matters

(a) each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by the Company or the Material Subsidiaries for the benefit of any current or former director, officer, employee or consultant of the Company or Material Subsidiaries (the "**Employee Plans**") has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws;

(b) all material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Company and the Material Subsidiaries; and

(c) there is not currently any labour disruption which is adversely affecting or could adversely affect, in a material manner, the carrying on of the business of the Company or the Material Subsidiaries.

(b) Representations and Warranties of the Agents. The Agents hereby represent and warrant to the Company and acknowledge that the Company is relying upon such representations and warranties, that:

(i) in respect of the offer and sale of the Units, the Agents will comply with all Securities Laws;

(ii) the Agents acknowledge that the Offered Securities, the Warrant Shares, the Broker Warrants and the Broker Warrant Shares have not been and will not be registered under the U.S. Securities Act or any state securities laws (other than pursuant to the Registration Statement) and may not be offered or sold other than pursuant to a transaction exempt from or not subject to the registration requirements of the U.S. Securities Act and all applicable state securities laws;

(iii) the Agents have not offered and sold, and will not offer or sell, any Units as part of their initial distribution, except in an offshore transaction in accordance with Rule 903 of Regulation S to persons that are not, and are not purchasing for the account or benefit of, U.S. Persons. Accordingly, neither the Agents nor any of their respective affiliates nor any person acting on their behalf (i) has made or will make any offer to sell or any solicitation of an offer to buy any Units to, or for the account or benefit of, any person within the United States or

any U.S. Person, or (ii) has facilitated or will facilitate any sale of Units to any purchaser unless at the time the buy order was or will have been originated, the purchaser was outside the United States and was not a U.S. Person, or the Agents, their respective affiliates or any person acting on their behalf reasonably believed that such purchaser was outside the United States and was not a U.S. Person;

(iv) neither the Agents nor any of their respective affiliates nor any person acting on their behalf has made or will make any Directed Selling Efforts in the United States;

(v) at or prior to confirmation of the sale of any Units, Unit Shares, Warrants, Warrant Shares, Broker Warrants and Broker Warrant Shares, the Agents will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases such securities during the Distribution Compliance Period a confirmation or notice to substantially the following effect:

"The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "U.S. Securities Act"), as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until six months after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the U.S. Securities Act. Terms used herein have the meanings given to them in Regulation S."

In addition, prior to the expiration of the Distribution Compliance Period, all subsequent offers and sales of the Units, Unit Shares, Warrants, Warrant Shares, Broker Warrants and Broker Warrant Shares by the Agents shall be made only in accordance with the provision of Rule 903 or 904 of Regulation S, pursuant to a registration of the applicable security under the U.S. Securities Act, or pursuant to an available exemption from the registration requirements of the U.S. Securities Act.

The Agents agree to obtain substantially identical undertakings from each member of any banking and selling group formed in connection with the distribution of the Units contemplated hereby and to comply with the offering restriction requirements of Regulation S.

(vi) the Agents and their affiliates and representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Units in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Units

whose attendees have been invited by any general solicitation or general advertising;

(vii) the Agents have not and will not solicit offers to purchase or sell the Units so as to require the filing of a prospectus, registration statement (other than as agreed to by the Company in this Agreement), offering memorandum or any continuous disclosure documents, or the provision of a contractual right of action under the laws of any jurisdiction;

(viii) the Agents will use their reasonable best efforts to obtain from each Purchaser an executed Subscription Agreement and all other applicable forms, reports, undertakings and documentation required under the Securities Laws or required by the Company, acting reasonably; and

(ix) each of the Agents is duly registered pursuant to the provisions of applicable Securities Laws, and is a member in good standing of the Investment Industry Regulatory Organization of Canada, and is duly registered or licensed as an investment dealer in those jurisdictions in which it is required to be so registered in order to perform the services contemplated by this Agreement, or if or where not so registered or licensed, the Agents will act only through members of a selling group who are so registered or licensed; and

(x) the Agents are not persons within the United States or U.S. Persons, the Broker Warrants were not offered to the Agents in the United States and this Agreement has not been signed by the Agents in the United States; the Agents acknowledge that the Broker Warrants and the Broker Warrant Shares are and will be "restricted securities" as defined in Rule 144 and may not be reoffered or resold by the Agents except in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act or pursuant to another available exemption from the registration requirements of the U.S. Securities Act; the Agents further acknowledge that such securities will bear a U.S. restrict legend to the foregoing effect.

5. Closing Deliveries. The purchase and sale of the Units shall be completed at the Closing Time at the offices of Fraser Milner Casgrain LLP, Toronto, Ontario or at such other place as the Agents and the Company may agree upon in writing. At the Closing Time, the Company shall duly and validly deliver to the Agents in the City of Toronto: (a) certificates in definitive form representing the Unit Shares (including for certainty the Listing Rights and Filing Rights) and Warrants issued to the Purchasers under the Offering registered in the names of the Purchasers as indicated on their respective Subscription Agreements and as directed by the Agents, against payment to the Company of the Aggregate Subscription Price therefor, in lawful money of Canada by certified cheque or bank draft payable at par in the City of Toronto, or by electronic money transfer; and (b) the Broker Warrant Certificates, as directed by the Agents. The Agents and the Company may discharge their payment obligations under this section by delivery of certified cheques or bank drafts from the Agents to the Company, or by electronic money transfer equal to the Aggregate Subscription Price for the Units issued under the Offering, less (i) the Commission; and (ii) the reasonable out-of-pocket costs and expenses of the Agents,

including fees and disbursements of counsel to the Agents as set out in Section 8 herein, which amount for clarity may be deducted from the gross proceeds of the sale of the Units.

6. Closing Conditions. Each Purchaser's obligation to purchase the Units shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(a) the Agents shall have received a certificate, dated as of the Closing Date, signed by the President and Chief Operating Officer and the Chief Financial Officer of the Company, or such other officers of the Company as the Agents may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief, that:

(i) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any regulatory authority;

(ii) the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iii) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(b) the Agents shall have received at the Closing Time certificates dated the Closing Date, signed by appropriate officers of the Company addressed to the Agents and their counsel, with respect to the articles and by-laws of the Company, all resolutions of the Company's board of directors relating to this Agreement and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers in the form of a certificate of incumbency and such other matters as the Agents may reasonably request;

(c) the Agents shall have received at the Closing Time, evidence that all requisite approvals, consents and acceptances of the appropriate regulatory authorities and the Frankfurt Exchange required to be made or obtained by the Company in order to complete the Offering have been made or obtained;

(d) the issuance (and listing, as applicable) of the Unit Shares (including the Listing Rights Shares and Filing Rights Shares, if applicable), Warrants, Warrant Shares, Broker Warrants and Broker Warrant Shares have been accepted, to the extent required, by the Frankfurt Exchange;

(e) the Agents shall have received legal opinions addressed to the Agents and the Purchasers, in form and substance satisfactory to the Agents' counsel acting reasonably, dated the Closing Date, from Fraser Milner Casgrain LLP and U.S counsel to the Company and where appropriate, counsel in the other Selling Jurisdictions, which counsel in turn may

rely, as to matters of fact, on certificates of auditors, public officials and officers of the Company, with respect to the following matters:

(i) as to the incorporation and good standing of the Company under the laws of the State of Minnesota and that the Company has all requisite corporate power and capacity under the laws of the State of Minnesota to carry on its business as presently carried on and to own its properties and assets;

(ii) as to the authorized capital of the Company;

(iii) as to the corporate power and authority of the Company to carry out its obligations under this Agreement, the Subscription Agreements, the Warrant Certificates, the Broker Warrant Certificates and to issue the Unit Shares (including for certainty the Listing Rights and Filing Rights and the Listing Rights Shares and the Filing Rights Shares (if applicable)), the Warrants, the Warrant Shares, the Broker Warrants and the Broker Warrant Shares;

(iv) neither the execution and delivery of this Agreement, the Subscription Agreements, the Warrant Certificates, and the Broker Warrant Certificates nor the performance by the Company of its obligations hereunder and thereunder, nor the sale or issuance of the Unit Shares, the Warrants, the Warrant Shares, the Broker Warrants, the Broker Warrants Shares, the Listing Rights, the Filing Rights, and the Listing Rights Shares and the Filing Rights Shares in the event of a Listing Rights Conversion or Filing Rights Conversion, respectively, will conflict with any applicable law or result in any breach of the constating documents or by-laws of the Company, any applicable corporate law or Securities Laws;

(v) each of this Agreement, the Subscription Agreements, the Warrant Certificates and the Broker Warrant Certificates have been duly authorized and executed and delivered by the Company, and each constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms;

(vi) the Unit Shares have been issued as fully paid and non-assessable Common Shares;

(vii) the Warrants have been duly and validly created and issued and the Warrant Shares have been reserved and authorized and allotted for issuance to the holders thereof and, upon the due exercise of the Warrants in accordance with the provisions of the Warrant Certificate, the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares;

(viii) the Broker Warrants have been duly and validly created and issued and the Broker Warrant Shares have been reserved and authorized and allotted for issuance and, upon the due exercise of the Broker Warrants in accordance with the provisions of the Broker Warrant Certificates, the Broker Warrant Shares will be validly issued as fully paid and non-assessable Common Shares;

(x) the Listing Rights and the Filing Rights have been duly and validly created, authorized and issued;

(xi) the Listing Rights Shares and the Filing Rights Shares upon issuance in the event of a Listing Rights Conversion or Filing Rights Conversion will be issued as fully paid and non-assessable Common Shares;

(xii) the issuance and sale by the Company of the Unit Shares and Warrants to the Purchasers and the issuance of the Broker Warrants to the Agents in accordance with the terms of this Agreement are exempt from the prospectus and registration requirements of applicable Securities Laws in Canada and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Securities Laws to permit such issuance and sale;

(xiii) the issuance of the Warrant Shares upon due exercise of the Warrants and the issuance of the Broker Warrant Shares upon the due exercise of the Broker Warrants will be exempt from the prospectus and registration requirements of applicable Securities Laws in Canada and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Securities Laws to permit such issuance and delivery;

(xiv) the issuance by the Company of the Listing Rights Shares and the Filing Rights Shares in the event of a Listing Rights Conversion or a Filing Rights Conversion, respectively, in accordance with the terms of this Agreement, will be exempt from the prospectus and registration requirements of applicable Securities Laws in the Selling Jurisdictions and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Securities Laws to permit such issuance and delivery;

(xv) no other documents will be required to be filed, proceedings, taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Unit Shares, the Warrants, the Warrant Shares, the Broker Warrants, the Broker Warrant Shares, the Listing Rights Shares and the Filing Rights Shares by the Purchasers or the Agents, as the case may be, provided that a period of four (4) months and one (1) day has lapsed from the date of distribution of the securities;

(xvi) no registration under the U.S. Securities Act (other than as agreed between the Company and the Agents) is required for the offer and sale of the Offered Securities by the Company;

(xvii) such other matters as the Agents or their counsel may reasonably request;

(f) the Agents shall have received certificates of status or similar certificates with respect to the jurisdictions which govern the Company and its Material Subsidiaries;

(g) the Company will have caused a legal opinion to be delivered by local counsel to the Company, addressed to the Agents, in form and substance satisfactory to the Agents and Agents' counsel, acting reasonably, with respect to the following matters:

(i) the incorporation and existence of the Material Subsidiaries under the laws of their jurisdiction of incorporation;

(ii) as to the authorized capital of the Material Subsidiaries and holders of the issued and outstanding shares of the Material Subsidiaries; and

(iii) that each of the Material Subsidiaries has all requisite corporate power under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and own its properties and assets;

(h) the Agents shall have received a title opinion addressed to the Agents and the Purchasers, in form and substance satisfactory to the Agents and Agents' counsel, acting reasonably, dated as of the Closing Date as to the title and ownership interest in the Green Giant Vanadium Project located in Madagascar;

(i) the Subscription Agreements shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Agents and their counsel, acting reasonably;

(j) the Company shall cause the Transfer Agent to deliver a certificate as to the issued and outstanding Common Shares in the capital of the Company as at the close of business on the day prior to the Closing Date; and

(k) the Agents shall, in their sole discretion, and acting reasonably, be satisfied with their due diligence review with respect to the business, assets, financial condition, affairs and prospects of the Company.

7. Rights of Termination

(a) Due Diligence Out. In the event that the due diligence investigations performed by the Agents and/or their respective representatives reveal any material information or fact not generally known to the public which might, in the Agents' sole opinion (or any of them), acting reasonably, adversely affect the market price of the Common Shares, quality of the investment or marketability of the Offering, the Agents (or any of them) shall be entitled, at their sole option and in accordance with subsection 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by notice to that effect given to the Company any time prior to the Closing Time.

(b) Litigation. If any inquiry, action, suit, investigation (whether formal or informal) or proceeding (including matters of regulatory transgression or unlawful conduct) is commenced, announced or threatened or an order made by any federal, provincial, state, municipal or other

governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, the OTCBB, the Frankfurt Stock Exchange, TSXV or any securities regulatory authority (including the SEC) in relation to the Company or its subsidiaries, any of their officers or directors or principal shareholders of the Company, which, in the sole opinion of the Agents (or any of them), acting reasonably, operates to prevent or restrict trading of the Common Shares or any other securities of the Company or materially adversely affects or may materially adversely affect the market price or value of the Common Shares or any other securities of the Company, the Agents (or any of them) shall be entitled, at their sole option and in accordance with subsection 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by notice to that effect given to the Company any time prior to the Closing Time.

(c) **Disaster Out.** In the event that prior to the Closing Time, there should develop, occur or come into effect any event, action, state or condition of any nature, including without limitation, terrorism, accident, a new or change in any governmental law or regulation, or other condition or financial occurrence of national or international consequence, which, in the sole opinion of the Agents (or any of them), acting reasonably, materially adversely affects, or may materially adversely affect, the financial markets generally or the business, affairs, operations or profitability of the Company and its subsidiaries taken as a whole, the Agents (or any of them) shall be entitled at their sole option, in accordance with subsection 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by written notice to that effect given to the Company prior to the Closing Time.

(d) **Change in Material Fact.** In the event that prior to the Closing Time, the Agents or the Agents' representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or a new or undisclosed material fact shall arise or be discovered, which, in the sole opinion of the Agents (or any of them), acting reasonably, has or could be expected to have a significant adverse effect on the business, affairs or profitability of the Company or on the market price or value of the Common Shares, the Agents (or any of them) shall be entitled, at their sole option, in accordance with subsection 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by written notice to that effect given to the Company prior to the Closing Time.

(e) **Profitably Marketed.** In the event that prior to the Closing Time, the state of the financial markets is such that, in the sole opinion of the Agents (or any of them), acting reasonably, the Units cannot be profitably marketed, the Agents (or any of them) shall be entitled at their sole option, acting reasonably, in accordance with subsection 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by written notice to that effect given to the Company prior to the Closing Time.

(f) **Non-Compliance With Conditions.** The Company agrees that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company that it will use its best efforts (or all reasonable efforts, as applicable) to cause such conditions to be complied

with, and any breach or failure by the Company to comply with any of such material conditions or in the event that any representation or warranty given by the Company becomes false and is not rectified as at the Closing Time, shall entitle the Agents (or any of them), at their sole option, acting reasonably, in accordance with subsection 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by notice to that effect given to the Company at or prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their respective rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by it.

(g) Cease Trade Order. In the event that any order to cease trading in securities of the Company is made or threatened by a Securities Regulator, which, in the sole opinion of the Agents (or any of them), acting reasonably, operates or could operate to prevent or restrict trading in or distribution of the Units in any of the Selling Jurisdictions, the Agents (or any of them) shall be entitled, at their option, in accordance with subsection 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by written notice to that effect given to the Company prior to the Closing Time.

(h) Exercise of Termination Rights. The rights of termination contained this Section 7, may be exercised by the Agents and are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company or on the part of the Company to the Agents except in respect of any liability which may have arisen or may arise after such termination in respect of acts or omissions prior to such termination.

8. Expenses. Whether or not the sale of the Units shall be completed, the Company will pay all reasonable expenses and fees and all applicable taxes in connection with the Offering, including, without limitation: (i) all expenses of or incidental to the creation, issue, sale or distribution of the Units; (ii) all fees and expenses of its legal counsel; (iii) all costs incurred in connection with the preparation of documentation relating to the Offering; and (iv) the reasonable fees and disbursements of legal counsel to the Agents, including GST and other applicable taxes thereon. All reasonable fees and expenses of the Offering (including all applicable taxes) shall be payable by the Company on the Closing Date.

9. Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Company herein contained or contained in any documents submitted pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Agents or the Purchasers with respect thereto, shall continue in full force and effect for the benefit of the Agents and the Purchasers, as applicable for a period of two years following the Closing. The representations, warranties, covenants and agreements of the Agents herein contained and in connection with the transactions herein contemplated shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf

of the Company with respect thereto, shall continue in full force and effect for the benefit of the Company for a period of two years following the Closing.

10. Indemnity.

(a) The Company and its respective subsidiaries and affiliated companies (collectively, the "**Company**") hereby jointly and severally agree to indemnify and hold the Agents and/or their duly appointed sub-agents and affiliates and each of the directors, officers, employees, agents, partners, principals, shareholders and representatives of the Agents and/or affiliates (hereinafter collectively referred to as the "**Personnel**") harmless from and against any and all expenses, losses (other than the loss of profits), claims, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement, as provided for herein, of any actions, suits, proceedings or claims) and any reasonable fees and expenses of legal counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agents and/or Personnel or to which the Agents and/or Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise, in each case insofar as such expenses, losses, claims, damages or liabilities arise out of or are based directly or indirectly upon the performance of professional service rendered to the Company by the Agents and/or Personnel hereunder or otherwise in connection with the matters referred to in this Agreement.

This indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(a) the Agents and/or its Personnel have been grossly negligent or have committed any fraudulent act in the course of rendering the services; and

(b) the expenses, losses, claims, damages or liabilities as to which indemnification is claimed were directly caused by the gross negligence or fraud referred to in subparagraph (a) above

(any event itemized in subparagraph (a) and (b) above referred to herein as an "**Event**").

Without limiting the generality of the foregoing, this indemnity shall apply to all expenses (including legal expenses), losses, claims and liabilities that the Agents and/or Personnel may incur as a result of any action or litigation that may be threatened or brought against the Agents and/or Personnel.

If for any reason, including without limitation by reason of being contrary to public policy (other than the occurrence of an Event), the foregoing indemnification is unavailable to the Agents and/or its Personnel or, while available, is insufficient to hold it or any of them harmless, then the Company shall contribute to the amount paid or payable by the Agents and/or its Personnel, as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agents on the other hand but also the relative degrees of fault of the Company and the Agents as well as any other relevant equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by the Agents and/or its Personnel as a result of such

expense, loss, claim, damage or liability that is in excess of the amount of Commission received by the Agents.

Promptly after receipt of notice of the commencement of any legal proceeding of the type described or referred to above against the Agents or any of its Personnel, or after receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect to which indemnification may be sought from the Company, the Agents shall notify the Company in writing of the commencement thereof and, throughout the course thereof, shall provide copies of all relevant documentation to the Company and will keep the Company advised of the progress thereof and will discuss with the Company all significant actions and proposals. The omission to notify the Company shall not relieve the Company of any liability which the Company may have to the Agents and its Personnel, except to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of the legal proceedings or investigation or results in any material increase in the liability which the Company would otherwise have under this indemnity had the Agents not so delayed in or failed to give the notice herein required.

The Company shall have the right to assume the carriage of the defence of any such legal proceeding or investigation on behalf of the Agents and its Personnel provided that the defence shall be conducted through legal counsel acceptable to the Agents and/or Personnel, acting reasonably. Notwithstanding the foregoing, the Agents and/or Personnel shall have the right, at the Company's expense, to employ counsel of choice (provided that such counsel is acceptable to the Company, acting reasonably), in respect of the defence of any action, suit, proceeding, claim or investigation if:

(i) the employment of such counsel has been authorized by the Company; or

(ii) the Company has not assumed the defence and employed counsel therefor within a reasonable period of time after receiving notice of such action, suit, proceeding, claim or investigation; or

(iii) counsel retained by the Company or the Agents has advised the Agents that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation, because there may be legal defences available to the Agents and/or Personnel which are different from or in addition to those available to the Company (in which event and to that extent, the Company shall not have the right to assume or direct the defence on the Agents and/or Personnel's behalf); or

(iv) there is a conflict of interest between the Company and the Agents and/or Personnel or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Company shall not have the right to assume or direct the defence on the Agents and/or Personnel's behalf).

None of the Company or the Agents or their Personnel may effect settlement of any claim or action without the other party's prior written consent; provided that if the Agents or their

Personnel refuse to accept settlement which is satisfactory to the Company, then thereafter the costs and expenses payable on a final resolution of the claim or action, to the extent that such costs and amounts (including fees and expenses of counsel) exceed the respective amounts acceptable to the Company in connection with such settlement, shall be for the account of the Agents or their Personnel as the case may be.

Without limiting the generality of the foregoing, in case any legal or statutory proceeding shall be filed or brought against the Company by any person or in case any securities commission, stock exchange or regulatory authority, either domestic or foreign, shall investigate or review the business and affairs of the Company in connection with the performance of the services hereunder, and any of the Personnel shall be requested or required to respond or answer to procedures designed to discover or provide information regarding, in connection with or by reason of the services rendered or to be rendered pursuant hereto, the Agents agree to provide such responses and answers and to co-operate with the Company in connection with such proceeding, investigation or review, and in any such case other than that resulting from the occurrence of an Event, the Company agrees to pay to the Agents an additional fee equal to the usual per diem charges together with such out-of-pocket expenses and disbursements, including the reasonable fees and disbursement of legal counsel, as may be incurred in connection therewith.

The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the Agents and/or Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Agents and/or any of the Personnel. The foregoing provisions shall survive the completion of professional services rendered under this Agreement.

(b) Right of Indemnity in Favour of Others. With respect to any person who may be indemnified by paragraph 10(a) above and is not a party to this Agreement, the Agents shall obtain and hold the rights and benefits of this Section 10 in trust for and on behalf of such person.

11. Advertisements. The Company acknowledges that the Agents shall have the right, subject always to Sections 1(a) and (c) and 3(b) of this Agreement, and the Company's prior review and approval, at their own expense, to place such advertisement or advertisements relating to the sale of the Units contemplated herein as the Agents may consider desirable or appropriate and as may be permitted by applicable law, including applicable securities laws. The Company and the Agents each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration requirements of applicable securities legislation in any of the provinces of Canada in which the Units shall be offered or sold not being available.

12. Agents' Commission. In consideration of the services to be rendered by the Agents in connection with the Offering, the Company shall pay the Agents a cash commission equal to 6.0% of the gross proceeds realized by the Company in respect of the sale of the Units sold pursuant to the Offering (the "**Commission**"). As additional consideration, the Company shall

also issue to the Agents: (i) that number of broker warrants (the "**Class A Broker Warrants**") in a manner as directed by the Agents in the amount equal to 6.0% of the number of Units issued pursuant to the Offering, with each Class A Broker Warrant exercisable to acquire one Common Share (a "**Class A Broker Warrant Share**") at the Subscription Price, in whole or from time to time in part, until the date that is 24 months from the Closing Date; and (ii) that number of broker warrants, the "**Class B Broker Warrants**") in a manner as directed by the Agents in the amount equal to 6.0% of the number of Units issued pursuant to the Offering, with each Class B Broker Warrant exercisable to acquire one Common Share (a "**Class B Broker Warrant Share**") at a price of US$0.50, in whole or from time to time in part, at any time after a corresponding number of Class A Broker Warrants have been exercised by the particular Agent and on or before the Expiry Date. The obligation of the Company to pay the Commission and execute and deliver the Broker Warrant Certificates shall arise at the Closing Time.

13. **(a)** **Syndication of Agents.** The sale of the Units in connection with the Offering shall be on a "best efforts" agency basis without underwriter liability or obligation and shall be as to the following percentages of the Units to be sold at that time:

Name of Agent	Syndicate Position
Clarus Securities Inc.	80%
Byron Securities Limited	20%

If any of the Agents fails to sell its applicable percentage of the aggregate amount of the Units at the Closing Time, the other Agent shall have the right, but shall not be obligated, to sell the Units which would otherwise have been sold by the Agent which fails to sell.

(b) **Action by Agents.** All steps which must or may be taken by the Agents in connection with the closing of the Offering, with the exception of the matters relating to termination of selling obligations and to indemnity and contribution, may be taken by Clarus on behalf of itself and the other Agent and the execution of this Agreement by the other Agent and by the Company shall constitute the Company's authority and obligation for accepting notification of any such steps from, and for delivering the definitive certificates representing the Unit Shares and Warrants comprising the Units and the Broker Warrants to or to the order of, Clarus. Clarus shall fully consult with the other Agent with respect to all notices, waivers, extensions or other communications to or with the Company.

14. **Notices.** Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a "**notice**") shall be in writing addressed as follows:

(a) If to the Company, to it at:

Energizer Resources Inc.
141 Adelaide Street West, Suite 520
Toronto, Ontario M5H 3L5

Attention: Julie Lee Harrs, President and COO
Facsimile Number: (416) 364-2753

with a copy to:

Fraser Milner Casgrain LLP
1 First Canadian Place
100 King Street West
Toronto, ON M5X 1B2

Attention: James Clare
Facsimile Number: (416) 863-4592

or if to the Agents to (on behalf of the Agents):

Clarus Securities Inc.
130 King Street West
Suite 3640
Toronto, Ontario M5X 1A6

Attention: Brett Whalen
Facsimile Number: (416) 343-2798

with a copy to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3C2

Attention: Chad Accursi
Fax Number: (416) 642-7131

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered, and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is confirmed to have been sent.

15. Time of the Essence. Time shall, in all respects, be of the essence hereof.

16. Canadian Dollars. All references herein to dollar amounts are to lawful money of Canada, unless otherwise stated.

17. Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18. Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

19. Entire Agreement. Other than the sponsorship agreement dated August 18, 2009 between the Company and Clarus, this Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings including, without limitation, the engagement letter between the Company and Clarus dated as of February 9, 2010 in respect of the Offering. This Agreement may be amended or modified in any respect by written instrument only.

20. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

22. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agents and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

23. Further Assurances. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

24. Effective Date. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

25. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which so executed shall constitute an original and all of which taken together shall form one and the same agreement.

If the Company is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Agents.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Yours very truly,

CLARUS SECURITIES INC.

Per: ______________________________
Authorized Signatory

BYRON SECURITIES LIMITED

Per: ______________________________
Authorized Signatory

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of this _____ day of March, 2010.

ENERGIZER RESOURCES INC.

Per:_______________________________
Authorized Signatory

Yours very truly,

CLARUS SECURITIES INC.

Per: ______________________________
Authorized Signatory

BYRON SECURITIES LIMITED

Per: ______________________________
Authorized Signatory

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of this _____ day of March, 2010.

ENERGIZER RESOURCES INC.

Per:_______________________________
Authorized Signatory

Yours very truly,

CLARUS SECURITIES INC.

Per: ______________________________
Authorized Signatory

BYRON SECURITIES LIMITED

Per: ______________________________
Authorized Signatory

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of this _____ day of March, 2010.

ENERGIZER RESOURCES INC.

Per: ______________________________
Authorized Signatory

SCHEDULE "A"

This is Schedule "A" to the agency agreement dated as of March 15, 2010 among Energizer Resources Inc., Clarus Securities Inc. and Byron Securities Limited.

DETAILS OF OUTSTANDING CONVERTIBLE SECURITIES AND RIGHTS TO ACQUIRE SECURITIES

Number of Options Outstanding	Exercise Price	Expiry Date
515,000	$0.15	July 28, 2011
1,025,000	$0.15	November 26, 2011
2,570,000	$0.15	March 12, 2012
3,520,000	$0.15	July 11, 2012
875,000	$0.352	September 2, 2013
630,000	$0.572	October 27, 2013
9,135,000		

Number of Warrants Outstanding	Exercise Price	Expiry Date
3,650,000[1]	$0.15	April 26, 2013
3,400,000	$0.20	June 15 - 30, 2011
408,000	$0.10	June 30, 2011
375,000	$0.20	June 24, 2011
250,000	$0.58	September 29, 2011
8,083,000		

Legal*4851376.5

SCHEDULE "B"

This is Schedule "B" to the agency agreement dated as of March 15, 2010 among Energizer Resources Inc., Clarus Securities Inc. and Byron Securities Limited.

CLAIMS/PERMITS COMPRISING THE GREEN GIANT VANADIUM PROJECT

1) Permit No. 12306 dated 9th November 2004 issued by the Ministry of Energy and Mining to Madagascar Minerals and Resources s.a.r.l. ("**MMR**") and granted for the purpose of exploration for Iron. It covers 26 squares of 2.5 km on each side and is valid for 10 years from the date of issue;

2) Permit No. 12814 dated 26th January 2005 issued by the Ministry of Energy and Mining to MMR and granted for the purpose of exploration for Iron. It covers 3 squares of 2.5 km on each side and is valid for 10 years from the date of issue;

3) Permit No. 12887 dated 26th January 2005 issued by the Ministry of Energy and Mining to MMR and granted for the purpose of exploration for Iron. It covers 1 square of 2.5 km on each side and is valid for 10 years from the date of issue;

4) Permit No. 12888 dated 26th January 2005 issued by the Ministry of Energy and Mining to MMR and granted for the purpose of exploration for Iron. It covers 1 square of 2.5 km on each side and is valid for 10 years from the date of issue;

5) Permit No. 13020 dated 26th January 2005 issued by the Ministry of Energy and Mining to MMR and granted for the purpose of exploration for Iron. It covers 1 square of 2.5 km on each side and is valid for 10 years from the date of issue;

6) Permit No. 13021 dated 26th January 2005 issued by the Ministry of Energy and Mining to MMR and granted for the purpose of exploration for Iron. It covers 4 squares of 2.5 km on each side and is valid for 10 years from the date of issue.